Exhibit 10(b)





INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No.6 to Registration Statement No. 333-01153 of Variable Annuity-1 Series Account of Great-West Life & Annuity Insurance Company of our report dated January 31,2000, included in the annual report on Form 10-K of Great-West Life & Annuity Insurance Company, and to the use of our report dated January 31, 2000 on the financial statements of Great-West Life & Annuity Insurance Company and of our report dated February 23, 2000 on the financial statements of Variable Annuity-1 Series Account of Great-West Life & Annuity Insurance Company included in this Registration Statement. We also consent to the reference to us under the headings "Condensed Financial Information" and "Experts" in such Prospectus, and under the heading "Experts" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Denver, Colorado
April 17, 2000